Prospectus supplement filed pursuant to Rule 424(b)(3)

Registration No. 333-124512

PROSPECTUS SUPPLEMENT

Introduction

This is a supplement, dated February 3, 2006, to the prospectus that forms a part of the Form S-1 Registration Statement (No. 333-124512) filed on May 2, 2005 by The Dress Barn, Inc.

As set forth in more detail below, our 2.50% convertible senior notes due 2024 are no longer guaranteed by our subsidiaries. This supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

No Subsidiary Guarantees of the Notes

In connection with our January 2005 acquisition of Maurices Incorporated, we entered into a senior secured credit facility consisting of a $150 million revolving credit facility and a $100 million term loan facility. This senior secured credit facility was secured by substantially all of our and our subsidiaries’ assets. As provided in the indenture for our notes, our subsidiaries guaranteed the notes on the same basis as their guarantee of this senior indebtedness.

In December 2005, we refinanced this facility by entering into a $100 million revolving senior secured credit facility (with an option to increase the facility to $150 million in the aggregate). This credit facility is secured by substantially all of our assets; none of our subsidiaries has guaranteed this credit facility. As provided in the indenture for our notes, as a consequence of this new credit facility not being guaranteed by our subsidiaries, the notes are no longer guaranteed by our subsidiaries.

Ranking of Notes

The notes are our direct, unsecured and unsubordinated obligations and rank equal in priority with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The notes effectively rank junior to all of our existing and future secured indebtedness, including indebtedness under our revolving senior secured credit facility, and to our subsidiaries’ existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. The notes also effectively rank junior to the indebtedness and other liabilities, including trade payables, of our subsidiaries.